Nestor Traffic Systems, Inc.

$3,000,000

Variable Rate Senior Notes due May 25, 2011

Note Purchase Agreement

Dated: April 1, 2007

 TABLE OF CONTENTS (Cont'd)

TABLE OF CONTENTS (Cont'd)

Section		Page
21.	SUBSTITUTION OF PURCHASER	21
22.	MISCELLANEOUS	21
22.1.	Successors and Assigns	21
22.2.	Payments Due on Non-Business Days	21
22.3.	Severability	21
22.4.	Construction	22
22.5.	Counterparts	22
22.6.	Governing Law	22
22.7.	Headings	22
22.8.	Integration	22
22.9.	Waiver of Jury Trial	22

TABLE OF SCHEDULES AND EXHIBITS

SCHEDULE A -- Purchaser Information

SCHEDULE B -- Defined Terms

SCHEDULE 5.10 - Title to Assets

EXHIBIT 1 -- Form of Variable Rate Senior Notes due May 25, 2011

Variable Rate Senior Notes due May 25, 2011

April 1, 2007

TO:	Note Purchaser

Ladies and Gentlemen:

Nestor Traffic Systems, Inc., a Delaware corporation (the “Company”), a wholly owned subsidiary of Nestor, Inc. (“Nestor”) agrees with you as follows:

1.  Authorization of Notes

The Company will authorize the issue and sale of $3,000,000 aggregate principal amount of its Variable Rate Senior Notes due May 25, 2011 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 14 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.  Sale and Purchase of Notes

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at one or more Closings as provided for in Section 3, Notes in the principal amount of $3,000,000 at the purchase price of 100% of the principal amount thereof.

3.  Closings; Early Termination

3.1. Closings.

3.1.1. The sale and purchase of the Notes to be purchased by you shall occur at the offices of the Company, at 10:00 a.m., Eastern Time, at three closings (each, a “Closing”) the first to occur on April, 1 2007 or on such other Business Day thereafter as may be agreed upon by the Company and you (the “Initial Closing Date”); and

3.1.2. The second Closing will occur, if at all, on the 10th day next after you have received notice that the Company has entered into New Contracts comprising at least 8 (a total of 16 actively deployed) Speed Units (the “Second Closing Date”), or on such other Business Day thereafter as may be agreed upon by the Company and you. The Second Closing Date shall occur, if at all, prior to December 31, 2007.

3.1.3.  At a Closing, the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company. If at a Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

3.2. Early Termination.

Notwithstanding anything herein or elsewhere to the contrary, in the event that, prior to the Initial Closing, the Company is able to arrange for financing in an amount not less than $1.5 million on terms more favorable to the Company than those set forth herein, then the Company may, by written notice to you, terminate this Agreement and thereafter shall have no further liability to you except as set forth in Section 4.6. The Company shall have no obligation sell you Notes in a second Closing. Any such second Closing shall be at the election of the Company.

4.  Conditions to Closing

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your reasonable satisfaction, prior to or at a Closing, of the following conditions:

4.1. Representations and Warranties

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2. Performance; No Default

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at a Closing and after giving effect to the issue and sale of the Notes, no Default or Event of Default shall have occurred and be continuing.

4.3. Compliance Certificates

4.3.1. Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.3.2. Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

4.4. Purchase Permitted By Applicable Law, etc.

On the date of the Closing, your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.5. Sale of Other Notes

Contemporaneously with a Closing, the Company shall sell to the purchasers specified in Schedule A (the “Purchasers”) and such other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.6. Payment of Special Counsel, Organizational, Research, Administration to Speed I, LLC Fees

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the organizational, research, legal and administration fees, charges and disbursements to the extent reflected in a statement to Purchasers and Speed I, LLC rendered to the Company at least one Business Day prior to the first Closing, which amount shall not exceed $12,000.00. For subsequent Closings, the Company will not be asked to reimburse Speed I, LLC more than $5,000 for expenses incurred related to each subsequent Closing.

4.7. Proceedings and Documents

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.  Representations and Warranties of the Company

The Company represents and warrants to you that:

5.1. Organization; Power and Authority

Each of the Company and Nestor is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2. Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure

Nestor makes consolidated financial and business disclosure in its Reports. The Current Report fairly describes, in all material respects, the general nature of the business and principal properties of the Company and Nestor. Except as disclosed in Schedule 5.3, this Agreement, the Current Report, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Current Report or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, since the last day of the period covered by the Current Report, there has been no change in the financial condition, operations, business, properties or prospects of the Company or Nestor except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth in the Current Report or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates

The Company is a wholly owned Subsidiary of Nestor. The Company has one Subsidary, CrossingGuard, Inc., which is wholly owned by the Company, is inactive, owns no assets and conducts no operations.

5.5. Financial Statements

Nestor’s Reports contain the consolidated financial statements of Nestor and the Company. The financial statements in the Current Report (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of Nestor and the Company as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments) for the respective periods presented.

5.6. Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of Nestor or the Company under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which Nestor or the Company is bound or by which Nestor or the Company or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to Nestor or the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Nestor or the Company.

5.7. Governmental Authorizations, etc.

Except for a Form D to be filed with the SEC and copies thereof to be filed with all applicable state securities regulators (together with the applicable filing fees), no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8. Litigation; Observance of Agreements, Statutes and Orders

5.8.1. Except as set forth in the Current Report, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting Nestor or the Company or any property of Nestor or the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.8.2. Neither Nestor nor the Company is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. Taxes

Nestor and the Company have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Nestor or the Company, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of Nestor and the Company in respect of Federal, state or other taxes for all fiscal periods are adequate.

5.10. Title to Property; Leases

Except as set forth on Schedule 5.10, Nestor and the Company have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in the Current Report or purported to have been acquired by Nestor or the Company after the last day of the period covered by the Current Report (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11. Licenses, Permits, etc.

Except as disclosed in the Current Report,

5.11.1. Nestor and the Company own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

5.11.2. to the best knowledge of the Company, no product of Nestor or the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

5.11.3. to the best knowledge of the Company, there is no Material violation by any Person of any right of Nestor or the Company with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by Nestor or the Company.

5.12. Private Offering by the Company

None of Nestor, the Company nor anyone acting on their respective behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and accredited investors (as such term is defined in Section 501(a) of Regulation D), each of which has been offered the Notes at a private sale for investment. None of Nestor, the Company nor anyone acting on their respective behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or the qualification requirements of any state securities laws.

5.13. Existing Indebtedness; Future Liens

5.13.1. The Current Report sets forth a complete and correct list of all outstanding Indebtedness of Nestor and the Company as of the last date covered by the Current Report, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Nestor or the Company. Neither Nestor nor the Company is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of Nestor or the Company and no event or condition exists with respect to any Indebtedness of Nestor or the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

5.13.2. Neither Nestor nor the Company has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 11.1.

5.14. Foreign Assets Control Regulations, etc.

Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

6.  Representations of the Purchaser

6.1. Purchase for Investment

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. Accredited Investor, etc.

You represent and warrant that:

6.2.1. other than a finders fee due to Danzell Investment Management, Ltd in the amount of 6.0% of the aggregate proceeds to the Company, you know of no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by you or on your behalf and you agree to indemnify and hold harmless Nestor and the Company against any liability or expense to it arising out of such a claim to the extent that such claim arises out of your actions or alleged actions;

6.2.2.  (i) you have received such information with respect to your purchase of the Notes as you have requested in connection with your investment decision, have had an opportunity to ask questions about the Company and his investment to officers of the Company, and have received answers to such questions as were asked; and (ii) the officers of the Company have made available to you any and all written information which you have requested and have answered to your satisfaction all inquiries made by you;

6.2.3. you have adequate net worth and means of providing for you current needs so that you can afford to sustain a complete loss of your investment in the Notes. Your overall commitment to investments which are not readily marketable is not disproportionate to your net worth and your investment in the Notes will not cause such overall commitment to become excessive. You are an “accredited investor” within the definition set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.

7.  Payments on Notes

7.1. Place of Payment

7.1.1. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose opposite your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. All payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under the Notes shall be received by you prior to 2:00 o’clock P.M. local time on the Business Day that such payment is due. Any such payment or prepayment which is received by Lender in Dollars and in immediately available funds after 2:00 o’clock P.M. on a Business Day shall be deemed received for all purposes of this Agreement, on the next succeeding Business Day.

7.1.2. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.1. The Company will afford the benefits of this Section 7.1 to any direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 7.1.

7.2. Calculation and Timing of Payment.

7.2.1. Payment after Initial Closing. After the first Closing, but prior to the Second Closing, if any, if any, Payments on the Notes will be made quarterly in arrears based on the number of citations issued pursuant to any Contract or New Contract comprising, at any time, not more than 16 Speed Units for which the Company has received payment during the immediately preceding quarter (a “Qualifying Citation”). You will receive the Citation Payment for each Qualifying Citation. The Company will compile the number of Qualifying Citations in each quarter within 45 days after the end of such quarter and shall make Citation Payment to you based on the number of such Qualifying Citations. In the event the Company is operating more than 16 Speed Units at any time prior to the Maturity Date or earlier prepayment of the Notes, Qualifying Citations shall be issued only from the 16 Speed Units that have been in operation the longest.

7.2.2. Payment after the Second Closing. After the Second Closing, Payments on the Notes will be made quarterly in arrears based on the number of Qualifying Citations issued pursuant to any Contract or New Contract comprising, at any time, not more than 32 Speed Units. You will receive the Citation Payment for each Qualifying Citation. The Company will compile the number of Qualifying Citations in each quarter within 45 days after the end of such quarter and shall make Citation Payment to you based on the number of such Qualifying Citations. In the event the Company is operating more than 32 Speed Units at any time prior to the Maturity Date or earlier prepayment of the Notes, Qualifying Citations shall be issued only from the 32 Speed Units that have been in operation the longest.

7.3. Payment at Maturity.

At the Maturity Date, the Company will pay you all outstanding principal together with all accumulated but unpaid Citation Payments (plus any amount required to make your minimum annual return equal to 10.0%, if required pursuant to Section 7.4) and all unpaid costs, fees, penalties or other amounts due pursuant to this Agreement, the Notes or the Security Documents.

7.4. Minimum Return.

At the end of each Note Year, with respect to each Note, the Company will determine whether the annual rate of return on such Note was equal to or greater than 10.0% per annum. In the event that your annual rate of return for the immediately preceding year was less than 10.0%, the Company will, within 45 days following the end of such year, make an interest payment to you in an amount sufficient to make the annual rate of return for such prior year equal to 10.0%.

8.  Information as to Company

8.1. Financial and Business Information

The Company shall deliver to each holder of Notes:

8.1.1. Quarterly Payment Report - The Company shall provide you, within 45 days after the end of each quarter, a statement in reasonable detail setting forth the number of Qualifying Citations in the preceding quarter and the aggregate amount of the Citation Payments for such quarter.

8.1.2. Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Sections 12(d) through 12(i), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

8.1.3. Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state or local Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

8.2. Inspection

The Company shall permit the representatives of each holder of Notes, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of Nestor and the Company with the Company’s officers and to inspect the Company records relating to Qualifying Citations.

9.  Prepayment of the Notes

9.1. Optional Prepayments

The Company may, at its option, upon notice as provided below, prepay at any time all, but not less than all, the Notes, (a) if the Required Hours have been achieved, at 100.0% or the then outstanding principal amount or (b) if the Required Hours have not been achieved, at 110% of the then outstanding principal amount, plus, in either case, all accumulated but unpaid Citation Payments and all unpaid costs, fees, expenses or other charges due to you from the Company pursuant to this Agreement, the Notes or the Security Documents. The Company will give each holder of Notes written notice of an optional prepayment under this Section 9.1 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid, and the interest to be paid on the Citation Payments (to the extent known) to be paid as of such date with respect to the Notes, and shall be accompanied by a statement as to the estimated Citation Payments due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate specifying the calculation of such Citation Payments as of the specified prepayment date.

9.2. Maturity; Surrender, etc.

The Company shall make payment in full on the Notes on the Maturity Date and from and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with due but unpaid Citation Payments or minimum annual return payments in accordance with Section 7.4, if any, as aforesaid, all obligation on the part of the Company to make Citation Payments shall cease. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued.

10. Affirmative Covenants

The Company covenants that from and after the date hereof and for so long as any of the Notes are outstanding:

10.1. Compliance with Law

The Company will comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.2. Insurance

The Company will maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

10.3. Maintenance of Properties

The Company will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 10.3 shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.4. Payment of Taxes and Claims

The Company will file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, provided that the Company need not pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.5. Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

10.6. Keeping of Records and Books of Account

The Company will keep adequate records and books of account with respect to the Contracts, the New Contracts and the Speed Units, reflecting all financial transactions related thereto.

10.7. Additional Assurances

The Company shall from time to time hereafter, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as you shall reasonably request for the purpose of implementing or effectuating the provisions of this Agreement, and upon the exercise by you of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, registration, qualification or authorization of any Governmental Authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that you may be so required to obtain.

10.8. Obtaining and Maintaining Speed Units.

The Company shall use commercially reasonable best efforts to preserve Contracts and obtain New Contracts such that the Company shall operate (a) after the initial Closing but prior to the Second Closing Date, 16 Speed Units, and (b) after the Second Closing 32 Speed Units, until the Maturity Date or until the Notes have been prepaid in accordance with Section 9. In the event that any Contract or New Contract is terminated or expires, and as a result thereof, the number of Speed Units operated by the Company is less than the number specified above in this Section 10.8, then the Company shall use commercially reasonable best efforts to obtain one or more New Contracts or enhance any then existing Contract or New Contract such that the number of operating Speed Units is as specified above in this Section 10.8. Notwithstanding the foregoing, if the number of Speed Units operated by the Company falls below the number specified above in this Section 10.8, the Company shall not be obliged to replace the existing shortfall with any then existing New Contracts.

11.  Negative Covenants

The Company covenants that from and after the date hereof and for so long as any of the Notes are outstanding:

11.1. Liens

The Company will not create, incur, assume or suffer to exist any Lien upon any of the assets constituting Collateral (as such term is defined in the Security Agreement) except as follows (collectively, “Permitted Liens”):

11.1.1. Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue, or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;

11.1.2. Liens made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension or other social security obligations;

11.1.3. Liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, or which are being contested in goof faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;

11.1.4. Liens resulting from legal proceedings being contested in good faith by appropriate legal or administrative proceedings by the Company, and as to which the Company shall have established an adequate reserve on its books;

11.1.5. any Liens in favor of any state of the United States or any political subdivision of any such state, or any agency of any such state or political subdivisions, or trustee acting on behalf of holders of obligations issued by any of the foregoing or any financial institutions lending to or purchasing obligations of any of the foregoing, which Lien is created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto; and

11.1.6. Liens resulting from conditional sale agreements, capital leases or other title retention agreements.

12.  Events of Default

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any Citation Payment for more than five Business Days after the same becomes due and payable; or

(c) the Company fails to make a payment required by Section 7.4 for more than five Business Days after the same becomes due and payable.

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b), (c) and (d) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e) of Section 12); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or

(f) (i) the Company or Nestor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or Nestor is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests); or

(g) the Company or Nestor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or Nestor, or any such petition shall be filed against the Company or Nestor and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company and Nestor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

13.  Remedies on Default, Etc.

13.1. Acceleration

13.1.1. If an Event of Default with respect to the Company described in paragraph 12(g) or 12(h) (other than an Event of Default described in clause (i) of paragraph 12(g) or described in clause (vi) of paragraph 12(g) by virtue of the fact that such clause encompasses clause (i) of paragraph 12(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

13.1.2. If any other Event of Default has occurred and is continuing, any holder or holders of more than a majority in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

13.1.3. If any Event of Default described in paragraph 12(a) or 12(b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid Citation Payments thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

13.2. Other Remedies

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

13.3. Rescission

At any time after any Notes have been declared due and payable pursuant to clause 13.1.2 or 13.1.3, the holders of not less than a majority in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue Citation Payments on the Notes, all principal on any Notes that is due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Citation Payments, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4. No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

14.  Exchange; Substitution of Notes

14.1. Transfer and Exchange of Notes

Upon surrender of any Note at the principal executive office of the Company for transfer or exchange (and in the case of a surrender for transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.

14.2. Replacement of Notes

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

14.2.1. in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

14.2.2. in the case of mutilation, upon surrender and cancellation thereof,the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.  Expenses, Etc.

15.1. Transaction Expenses

Whether the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including Danzell Investment Management, Ltd. administrative, printing, research, mailing and other related costs to the formation of Speed I, LLC and reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by Speed I, LLC or Danzell Investment Management, Ltd). The Company’s aggregate obligation pursuant to this Section 15.1 shall not exceed $12,000.00 for identified expenses for the first Closing and $5,000 for the Second Closing; as well as, 6% of the face value of the Notes payable to Danzell Investment Management, Ltd., paid within 10 business days after each Closing, paid as a Finder’s Fee to Danzell Investment Management, Ltd. In no event will the Company be obligated to pay a finder or similar fee to any Person in an aggregate amount greater than 6% of the principal actually received.

15.2. Survival

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.  Survival of Representations and Warranties; Entire Agreement

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof. The Company may update any representation or warranty prior to any Closing.

17.  Amendment and Waiver.

17.1. Requirements

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1 through 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Citation Payment on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 9, 12(a), 12(b), 13, 17 or 20.

17.2. Solicitation of Holders of Notes

17.2.1. Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

17.2.2. Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented in accordance with the terms hereof.

17.4. Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. Notices

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.  Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.  Confidential Information

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 8.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Person to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21. Substitution of Purchaser

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22. Miscellaneous

22.1. Successors and Assigns

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2. Payments Due on Non-Business Days

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Citation Payment or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3. Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4. Construction

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6. Governing Law

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Delaware excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

22.7. Headings

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

22.8. Integration

This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding with respect to the matters covered by this Agreement which is not set forth in this Agreement.

22.9. Waiver of Jury Trial

THE PARTIES HERETO MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY NOTE CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Blank]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Nestor Traffic Systems, Inc.

By: /s/ Nigel Hebborn

Name: Nigel P.Hebborn

Title: President

The foregoing is hereby
agreed to as of the
date thereof.

Note Purchasers

HG Investments, LLC

By: /s/ Gary Hewitt

Name: Gary Hewitt

Title: Authorized Member

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Nestor Traffic Systems, Inc.

By: /s/ Nigel  Hebborn

Name: Nigel Hebborn

Title: President

The foregoing is hereby
agreed to as of the
date thereof.

Note Purchasers

Foundation Partners I, LLC

By: /s/William  Danzell

Name: William Danzell

Title: Authorized Member

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Nestor Traffic Systems, Inc.

By:  /s/ Nigel P. Hebborn

Name: Nigel Hebborn

Title: President

The foregoing is hereby
agreed to as of the
date thereof.

Note Purchasers

Silver Star Partners I, LLC

By: /s/ William Danzell

Name: William Danzell

Title: Authorized Member

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Nestor Traffic Systems, Inc.

By:  /s/ Nigel Hebborn

Name: Nigel Hebborn

Title: President

The foregoing is hereby
agreed to as of the
date thereof.

Note Purchasers

Kuekenhof Equity Fund, L.P.

By: /s/ Michael C. James

Name: Michael C. James

Title: General Partner

SCHEDULE A

Name of Purchaser	Principal Amount of Notes to be Purchased	Payment Wire Transfer Instructions	Notice of Payment and Confirmation of Wire Transfer Address	All Other Notices
HG Investments, LLC	$250,000		Mr. Gary Hewitt 7030 Hayvenhurst Avenue Van Nuys, CA 91406	Mr. Gary Hewitt 7030 Hayvenhurst Avenue Van Nuys, CA 91406
Foundation Partners I, LLC	$750,000		c/o Danzell Investment Management, Ltd. 2 Corpus Christi The Professional Building; Suite 300 Hilton Head, SC 29928	c/o Danzell Investment Management, Ltd. 2 Corpus Christi The Professional Building; Suite 300 Hilton Head, SC 29928
Silver Star Partners I, LLC	$250,000		c/o Danzell Investment Management, Ltd. 2 Corpus Christi The Professional Building; Suite 300 Hilton Head, SC 29928	c/o Danzell Investment Management, Ltd. 2 Corpus Christi The Professional Building; Suite 300 Hilton Head, SC 29928
Kuekenhof Equity Fund, L.P.	$250,000		c/o Kuekenhof Capital Management, LLC 22 Church Street, Suite 5 Ramsey, NY 07446	c/o Kuekenhof Capital Management, LLC 22 Church Street, Suite 5 Ramsey, NY 07446

Schedule A
A-1

SCHEDULE B

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Applicable Laws” means any law, rule, regulation, order, decree or other requirement having the force of law, and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Citation Payment” means to (a) $5.00 per paid citation issued with respect to Contracts or New Contracts for which the Company is paid on an “as issued” basis, (b) $6.00 per paid citation issued with respect to Contracts or New Contracts for which the Company is paid on an “as paid” basis and (c) 17% of amounts collected with respect to Contracts or New Contracts for which the Company is paid on a “fixed fee” basis; in each case, multiplied by a fraction, the numerator of which is the total outstanding principal on Notes that you own and the denominator of which is the total outstanding principal on all Notes.

“Closing” is defined in Section 3.

“Closing Dates” is defined in Section 3

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Nestor Traffic Systems, Inc., a Delaware corporation.

“Confidential Information” is defined in Section 20.

Schedule B

“Contract” means any contract or agreement entered into prior to April 1, 2007 and after October 1, 2006 between the Company and any state, municipality or other subdivision of any state for the operation of Speed Units to monitor and enforce motor vehicle speed laws and to issue citations to offending motor vehicle operators.

“Current Report” has the meaning provided in Section 4.2.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Event of Default” is defined in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

Schedule B

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

“holder” means, with respect to any Note, the Person in whose name such Note is maintained by the Company.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swaps of such Person;

(g) every obligation of such Person under any Synthetic Lease; and

(h) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Initial Closing Date” is defined in Section 3.

“Knowledge” of the Company, when used herein, means the actual present knowledge of the Company’s Chief Financial Officer.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

Schedule B

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and Nestor taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and Nestor taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Maturity Date” means May 25, 2011.

“New Contract” means any Contract entered into after April 1, 2007.

“Notes” has the meaning provided in Section 1.

“Note Year” means, with respect to any Note, the 12 month period beginning on the month and day that the Note issued and ending the day before the anniversary of such date.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Permitted Liens” has the meaning provided in Section 11.1.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Priority Indebtedness” means, as of the date of determination thereof, the sum of (a) all Indebtedness of the Company and its Subsidiaries secured by Permitted Liens plus, but without duplication, (b) all other Indebtedness of Subsidiaries (excluding, in any event, Indebtedness due or owing to the Company or another wholly owned Subsidiary).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchasers” has the meaning set forth in Section 4.5.

“Qualifying Citation” has the meaning set forth in Section 7.2

“Report” has the meaning set forth in Section 4.2.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

Schedule B

“Required Hours” means 81,600 of operations of Speed Units for each $1,500,000.00 of principal outstanding on the Notes.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“Second Closing Date” is defined in Section 3.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means that certain Security Agreement between you and the Company pursuant to which the obligations of the Company pursuant to this Agreement and the Notes are secured by a first priority Lien on all of the Company’s assets directly related to the Contracts and the New Contracts, but specifically excluding any assets of the Company that are used or useful with respect to both Contracts and New Contracts and any other of the Company’s business or operations.

“Security Documents” means any and all documents, instruments or agreements now or hereafter providing security for amounts due under the Notes, including without limitation, that certain Security Agreement of even date herewith between you and the Company.

“SEC” means the Securities Exchange Commission of the United States.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Speed Unit” means any fixed or mobile device employed by the Company for the detection of speed violations pursuant to any Contract or New Contract which are specifically identified to holders of the Notes as Speed Units generating Qualifying Citations, provided that the number of Speed Units that are the subject of this Agreement shall never exceed 48.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

Schedule B

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

Schedule B

[FORM OF NOTE]

This Note has not been registered under the Securities Act of 1933 as amended (the “Act”) or registered or qualified under any state securities law and may not be offered, sold, or otherwise transferred except in connection in compliance with the registration requirements of the Act and applicable state securities laws or pursuant to an exemption therefrom.

Nestor Traffic Systems, Inc.

Variable Rate Senior Notes due May 25, 2011

No. 1April [   ], 2007

$[   ]

FOR VALUE RECEIVED, the undersigned, Nestor Traffic Systems, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [   ], or registered assigns, the principal sum of $[   ] in accordance with the terms and conditions specified in the Note Purchase Agreement (referred to below), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof in the manner specified below, payable quarterly, on the 45th day after the end of each quarter in each year until the principal hereof shall have become due and payable.

Citation Payments (as defined in the Note Purchase Agreement) hereunder will be made quarterly in arrears based on the number of Qualifying Citations (as defined in the Note Purchase Agreement) issued in the immediately preceding quarter.

In the event that the annual rate of return for the immediately preceding year on this Note was less than 10.0%, the Company will, within 45 days following the end of such year, make an interest payment to you in an amount sufficient to make the annual rate of return for such prior year equal 10.0%. In the event at any time during any year that the annual rate of return on this Note is equal to 80.0%, the Company’s obligation to make Citation Payments for that year will cease. The Company will be obligated to begin making Citation Payments again in the following year.

At the Maturity Date, the Company will pay all outstanding principal together with all accumulated but unpaid Citation Payments (plus any amount required to make your cumulative annual return equal to 10.0%) and all unpaid costs, fees, penalties or other amounts due pursuant to this Agreement, the Notes or the Security Documents.

Payments of principal and Citation Payments and any other payments due on this Note are to be made in lawful money of the United States of America at the location specified in Section 7 of the Note Purchase Agreements referred to below or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below. Whenever any payment required to be made hereunder becomes due on a Saturday, Sunday or public holiday, such payment shall be due on the next succeeding business day, and such extension of time shall be included in computing interest in connection with such payment.

This Note is issued pursuant to a separate Note Purchase Agreement dated as of April 1, 2007 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the purchaser named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6 of the Note Purchase Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Note Purchase Agreement unless the context clearly requires otherwise.

This Note is subject to optional prepayment, in whole but not in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price, and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Delaware excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[The Remainder of this Page is Intentionally Blank.]

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

Nestor Traffic Systems, Inc.

By: ___________________________________

Name: Nigel Hebborn

Title: President

Schedule 5.10

Title to Assets

The Company has purchase 25 Ford E Series Vans for use in Contracts and New Contracts. A valid title certificate has not issued for 10 of these vehicles. The dealerships from which the Company purchased the Vans has not issued valid title documents because the dealership’s agent accepted payment from the Company but did not forward payment to the dealerships. The Company believes that it has a valid claim to title of the vehicles and is currently pursuing legal and negotiated solutions to the matter. The Company does not believe that the failure to have valid title to each of the 10 vehicles will materially affect the Company’s ability to secure New Contracts or to perform its obligations under any such New Contracts.